Exhibit 5.1

Our ref	RDS/604835-000001/21318184v1

The9 Limited

17 Floor, No. 130 Wu Song Road

Hong Kou District, Shanghai 201203

People’s Republic of China

24 November 2021

Dear Sir or Madam

The9 Limited

We have acted as counsel as to Cayman Islands law to The9 Limited (the "Company") in connection with the Company’s automatic shelf registration statement on Form F-3 (File No. 333-254878), filed on 30 March 2021 with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date, including all amendments or supplements thereto (the "Registration Statement"), and the prospectus supplement (to the prospectus dated 30 March 2021) dated 24 November 2021 (the "Prospectus Supplement") relating to the offering by the Company (the "Offering") of 968,718 American Depositary Shares (each an "ADS", and collectively the "Offered ADSs"), representing 29,061,540 Class A ordinary shares of the Company, par value US$0.01 per share (the "Offer Shares"), to be issued pursuant to the standby equity distribution agreement (the “SEDA”) between the Company and YA II PN, Ltd., a Cayman Islands exempted limited partnership managed by Yorkville Advisor Global LP, dated August 27, 2021.

We are furnishing this opinion as Exhibits 5.1 and 23.1 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents and such other documents as we have deemed necessary in order to render the opinions below:

1.1	The certificate of incorporation of the Company dated 22 December 1999 and the certificate of incorporation on change of name of the Company dated 10 February 2004 issued by the Registrar of Companies in the Cayman Islands.

1.2	The second amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 6 May 2019 (the "Memorandum and Articles").

1.3	The minutes (the "Minutes") of the meetings of the board of directors of the Company held on 5 February 2021 and (the "Meeting") and the written resolutions of the board of directors of the Company dated 18 October 2021 (the "Resolutions").

1.4	A certificate from a director of the Company, a copy of which is attached hereto (the "Director's Certificate").

1.5	A certificate of good standing dated 5 November 2021, issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").

1.6	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The Company will have sufficient authorized but unissued Shares in its authorized share capital to enable the Company to issue the Selling Shareholder Offer Shares.

2.4	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of New York.

2.5	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2          The authorised share capital of the Company is US$50,000,000 divided into (i) 4,300,000,000 Class A Ordinary Shares of a par value of US$0.01 each, (ii) 600,000,000 Class B Ordinary Shares of a par value of US$0.01 each and (iii) 100,000,000 shares of a par value of US$0.01 each of such class or classes as the board of directors of the Company may determine in accordance with the Memorandum and Articles.

3.3	The issue of the Offer Shares pursuant to the Offering has been duly authorised, and when issued by the Company in accordance with the Resolutions and appropriate entries are made in the register of members (shareholders) of the Company, such Offer Shares will be legally issued and allotted as fully paid and non-assessable.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	Under the Companies Act (As Revised) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act (As Revised) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.3	The phrase "non-assessable" means, with respect to the shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we express no view as to the commercial terms of the Warrants or the Warrant Agreement or whether such terms represent the intentions of the parties, and we make no comment with regard to warranties or representations that may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings "Enforceability of Civil Liabilities" and "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Maples and Calder (Hong Kong) LLP

Director's Certificate

24 November 2021

To:	Maples and Calder (Hong Kong) LLP
26th Floor, Central Plaza
18 Harbour Road
Wanchai, Hong Kong

Dear Sir or Madam,

The9 Limited (the "Company")

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the "Opinion") in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by the directors of the Company) and have not been amended, varied or revoked in any respect.

3	The authorised share capital of the Company is US$50,000,000 divided into (i) 4,300,000,000 Class A Ordinary Shares of a par value of US$0.01 each, (ii) 600,000,000 Class B Ordinary Shares of a par value of US$0.01 each and (iii) 100,000,000 shares of a par value of US$0.01 each of such class or classes as the board of directors of the Company may determine in accordance with the Memorandum and Articles.

4	The shareholders of the Company have not restricted or limited the powers of the directors in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares or otherwise performing its obligations under the transactions referred to in or contemplated by the Registration Statement or the Prospectus Supplement.

5	The directors of the Company at the date of the Resolutions and at the date hereof were and are as follows:

JUN ZHU

GEORGE LAI

KWOK KEUNG CHAU

DAVIN A. MACKENZIE

KA KEUNG YEUNG

6	Each director of the Company considers the transactions referred to in or contemplated by the Registration Statement and the Prospectus Supplement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions the subject of the Opinion.

7	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction that would have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company. Nor have the directors or shareholders of the Company taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.

8	The Company is not subject to the requirements of Part XVIIA of the Companies Act (As Revised).

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

[signature page follows]

Signature:	/s/ George Lai
Name:	George Lai
Title:	Director